Exhibit 10.58

Chromcraft Revington, Inc.

Compensation Clawback Policy

If the Board of Directors (“Board”) of Chromcraft Revington, Inc. (the “Company”), or an appropriate committee of the Board, has determined that any fraud, intentional misconduct or negligence by any current or former officer or employee has resulted in a misstatement of the Company’s financial statements, the Board, or applicable committee, shall take, in its discretion, such action as it deems necessary to remedy the situation and prevent its reoccurrence.  Such remedies will include, but not be limited to, requiring reimbursement to the Company of any bonus, incentive payments, commissions, equity awards (including, but not limited to, awards of restricted stock, performance shares or stock options) or other compensation earned by and/or paid to the officer or employee as a result of the misstatement.  This includes cancellation of any outstanding cash or equity awards.  In addition, the Board may terminate the employment of any officer or employee, authorize legal action or take such action to enforce the obligations of a current or former officer or employee to the Company as it deems appropriate.

Finally, if the Board, or an appropriate committee of the Board, determines that any errors or misstatements in the financial statements have a material impact on the Company’s compensation awards, the Board, or applicable committee, will take whatever action it deems appropriate to remedy the situation, including those actions listed above.